Exhibit 28 (g) (3) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXECUTION VERSION

CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON APPENDIX I AND EACH MANAGEMENT INVESTMENT COMPANY WHICH BECOMES A PARTY TO THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF, INCLUDING, IF APPLICABLE, EACH SERIES OF THE MANAGEMENT INVESTMENT COMPANIES IDENTIFIED ON APPENDIX I AND EACH SERIES WHICH BECOMES A PARTY TO THIS AGREEMENT IN ACCORDANCE WITH THE TERMS HEREOF (EACH SUCH MANAGEMENT INVESTMENT COMPANY, OR SERIES THEREOF, SEVERALLY, AND NOT JOINTLY)

BNY MELLON AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS	3
	2.1 Appointment of Custodian	3
	2.2 Establishment of Accounts	4
3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS	5
	3.1 Authorized Persons	5
	3.2 Instructions	5
	3.3 BNY Mellon Actions Without Instructions	6
	3.4 Funds Transfers	7
	3.5 Electronic Access	7
4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS	7
	4.1 Use of Subcustodians and Depositories	7
	4.2 Liability for Subcustodians	8
	4.3 Liability for Depositories	8
	4.4 Use of Agents	8
5.	CORPORATE ACTIONS	9
	5.1 Notification	9
	5.2 Exercise of Rights	9
	5.3 Partial Redemptions, Payments, Etc.	9
6.	SETTLEMENT	9
	6.1 Settlement Instructions	9
	6.2 Settlement Funds	9
	6.3 Settlement Practices	10
7.	TAX MATTERS	10
	7.1 Tax Obligations	10
	7.2 Payments	11
8.	CREDITS AND ADVANCES	11
	8.1 Contractual Settlement and Income	11
	8.2 Advances	12
	8.3 Payment	12
	8.4 Securing Payment	12
	8.5 Setoff	13
	8.6 Currency Conversion	13
9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA	13
	9.1 Statements	13
	9.2 Books and Records	13
	9.3 Third Party Data	14
10.	DISCLOSURES	15
	10.1 Required Disclosure	15
	10.2 Foreign Exchange Transactions	15
	10.3 Investment of Cash	16
	10.4 Audit Reports	16
11.	REGULATORY MATTERS	16
	11.1 USA PATRIOT Act	16
	11.2 Sanctions; Anti-Money Laundering	16
	11.3 Notice of Certain Regulatory Matters.	17
12.	COMPENSATION	18
	12.1 Fees and Expenses	18
	12.2 Other Compensation	18
13.	REPRESENTATIONS, WARRANTIES AND COVENANTS	18
	13.1 BNY Mellon	18
	13.2 Customer	19
14.	LIABILITY	20
	14.1 Standard of Care	20
	14.2 Limitation of Liability	20
	14.3 Force Majeure	21
	14.4 Indemnification	22
	14.5 Limitation of Customer Liabilities	23
15.	CONFIDENTIALITY	23
	15.1 Confidentiality Obligations	23
	15.2 Exceptions	24
16.	TERM AND TERMINATION	25
	16.1 Term	25
	16.2 Termination	25
	16.3 Effect of Termination	25
	16.4 Survival	25
17.	GENERAL	26
	17.1 Non-Custody Assets	26
	17.2 Assignment	26
	17.3 Amendment	27
	17.4 Governing Law/Forum	27
	17.5 Business Continuity/Disaster Recovery	27
	17.6 Non-Fiduciary Status	28
	17.7 Notices	28
	17.8 Entire Agreement	28
	17.9 No Third Party Beneficiaries	28
	17.10 Counterparts	28
	17.11 Interpretation	28
	17.12 No Waiver	28
	17.13 Headings	29
	17.14 Severability	29

CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of March 1, 2022 (the “Effective Date”) by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and each management investment company identified on Appendix I and each management investment company which becomes a party to this Agreement in accordance with the terms hereof, including, if applicable, each series of the management investment companies identified on Appendix I and each series which becomes a party to this Agreement in accordance with the terms hereof (each such management investment company, or series thereof, severally, and not jointly, the “Customer”). BNY Mellon and Customer are collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.       DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Appendices and Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, the Money Laundering Control Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Assets” has the meaning set forth in Section 2.1(a). “Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to Customer, information regarding the Accounts and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to Customer.

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to Customer to electronically access information relating to the Accounts and/or transmit Instructions.

“Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Agreement by electronic, digital or other technological methods.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f- 7 under the 1940 Act) identified by BNY Mellon to Customer from time to time.

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, or otherwise appearing on their face to have been transmitted by an Authorized Person; or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that appear on their face to have been transmitted by an Authorized Person in accordance with such methods.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Oral Instructions” means spoken instructions received by BNY Mellon under permissible circumstances agreed by the Customers and BNY Mellon, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over Customer.

“Securities” means all (a) debt and equity securities and (b) instruments representing rights or interests therein, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and Customer and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of Customer listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means Customer.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate (acting as subcustodian) in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“Tax Information” means all accurate, relevant and necessary information with respect to the Accounts or with respect to Customer’s identification or classification for purposes of Tax Obligations, in each case as may be required by applicable tax laws or by a tax authority inquiry, or as may be requested by BNY Mellon in connection with the matters in Section 7.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.       APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1       Appointment of Custodian

(a)       Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment. BNY Mellon shall keep safely all Assets of the Customers delivered to BNY Mellon pursuant to this Agreement, in accordance with the provisions of this Agreement and in accordance with applicable statutes, laws, rules and regulations which by their respective terms require BNY Mellon’s compliance with the same. BNY Mellon agrees to perform its duties under this Agreement in accordance with the provisions of this Agreement and in accordance with applicable statutes, laws, rules and regulations which by their respective terms require BNY Mellon’s compliance with the same in connection with BNY Mellon’s performance of the services set forth in this Agreement. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to such appointment will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)       Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)       With respect to any Assets until they are actually received in an Account;

(ii)       To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account or to question any Instructions;

(iii)       To monitor the Securities in the Accounts to determine whether Customer complies with limitations on ownership or any restrictions on investors provided for by local law, regulations or market practice, or provisions in the issuer’s articles of incorporation or by-laws;

(iv)       To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(v)       With respect to any matters related to: the establishment, maintenance operation or termination of Customer; or the offer, sale or distribution of the shares of, or interests in, Customer.

(c)       Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(d)       If Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between Customer and BNY Mellon or a BNY Mellon.

2.2       Establishment of Accounts

BNY Mellon will establish and maintain a separate account for each Series in which BNY Mellon will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series.

3.       AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1       Authorized Persons

Promptly following the Effective Date, Customer and/or its designee (including any of Customer’s investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2       Instructions

(a)       Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)       Customer will be responsible for requiring that (i) only Authorized Persons issue Instructions to BNY Mellon and (ii) all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)       Where Customer may or is required to issue Instructions, such Instructions will be issued by an Authorized Person.

(d)       BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions and will be entitled to act and rely upon any Instruction received by BNY Mellon.

(e)       All Instructions must include all information necessary and must be delivered using such methods as are described in the definition of “Instructions” and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times and otherwise in sufficient time, to enable BNY Mellon to act upon such Instructions.

(f)       BNY Mellon may in its sole discretion decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(e) or that conflict with applicable law or regulations as determined by the advice of BNY Mellon’s counsel or BNY Mellon’s operating policies and practices, in which event BNY Mellon will promptly notify Customer to the extent permitted by applicable law.

(g)       Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, Customer agrees that the fact that such written confirmation is not received by BNY Mellon, or that such written confirmation contradicts the Oral Instruction, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.

(h)       Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Customer agrees that the security procedures, if any, to be followed by Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3       BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems in good faith to be reasonably necessary or appropriate to perform its obligations under this Agreement, unless and until BNY Mellon receives an Instruction specifically directing BNY Mellon not to take certain actions, including the following:

(a)       Receive income and other payments due to the Accounts; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)       Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)       Facilitate access by Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by Customer or its designee and not by BNY Mellon;

(d)       Forward to Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)       Forward to Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)       Unless otherwise elected by Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)       Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Accounts; and

(h)       Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement.

3.4       Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the Parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5       Electronic Access

If Customer elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.       SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1       Use of Subcustodians and Depositories

(a)       BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that Customer’s board of directors or similar governing body or Customer’s “Foreign Custody Manager” (as defined in such Rule 17f-5) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)       BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)       Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)       In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (a) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (b) will provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.

(e)       With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence (a) to provide Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (b) to monitor such custody risks on a continuing basis and promptly notify Customer of any material change in such risks. Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)       Unless otherwise required by applicable (including local) law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

4.2       Liability for Subcustodians

(a)       BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)       With respect to Assets held by a Subcustodian, BNY Mellon will be liable to Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:

(i)       BNY Mellon’s liability will be limited solely to the extent resulting directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(ii)       To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i), BNY Mellon’s sole responsibility to Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).

4.3       Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; for clarity, with respect to the subject matter of this Agreement BNY Mellon is responsible for its own acts and omissions as set forth in this Agreement.

4.4       Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its obligations hereunder. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder.

5.       CORPORATE ACTIONS

5.1       Notification

BNY Mellon will notify Customer or its designee of rights or discretionary corporate actions, or other notices impacting a Customer’s Assets that are held within an Account as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify Customer.

5.2       Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, Customer must issue Instructions either: (a) using the BNY Mellon-generated form provided along with BNY Mellon’s notice under Section 5.1 or (b) if Customer is not using such BNY Mellon-generated form, clearly indicating, by reference to the options provided on such BNY Mellon-generated form, which action Customer is electing. Each such Instruction will be addressed as BNY Mellon may from time-to-time request and issued by such time as BNY Mellon will advise Customer or its designee.

5.3       Partial Redemptions, Payments, Etc.

BNY Mellon will advise Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository may select the Securities to participate in such partial redemption, partial payment or other action in accordance with Instructions or, in the absence of such Instructions, in any non-discriminatory manner that it customarily uses to make such selection.

6.       SETTLEMENT

6.1       Settlement Instructions

Promptly after the execution of each Securities transaction, Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.

6.2       Settlement Funds

For the purpose of settling a Securities transaction, Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3       Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs. Customer understands that when BNY Mellon is instructed to deliver Securities against payment, delivery of such Securities and receipt of payment related to such Securities may not be completed simultaneously and can also be made without payment. BNY Mellon will provide or make available to each Customer information and reports about the customary settlement practices in available jurisdictions and markets, which will include information regarding market capabilities for delivery vs. payment settlement. The Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with this Section 6.3 and such practices.

7.       TAX MATTERS

7.1       Tax Obligations

(a)       To the extent that BNY Mellon has received the Tax Information within the time stipulated, BNY Mellon will perform the following services with respect to Tax Obligations:

(i)       Unless prohibited by law or regulation, at the reasonable request of Customer, BNY Mellon will provide to Customer such information received by BNY Mellon in its capacity as custodian that could, in Customer’s reasonable belief, assist Customer or its designee in the submission of any reports or returns with respect to Tax Obligations. An Authorized Person will inform BNY Mellon in writing as to which party or parties will receive information from BNY Mellon;

(ii)       BNY Mellon will, upon receipt of sufficient Tax Information from Customer (as reasonably determined by BNY Mellon), file claims for exemptions or refunds with respect to withheld taxes in those markets where it provides such services and subject to BNY Mellon’s service level description (in each case as made available to Customer from time to time). Where Customer (for whatever reason) fails or neglects to provide BNY Mellon with or to review and confirm the Tax Information within the time stipulated by BNY Mellon, then such failure or neglect may result in the disapplication of withholding tax relief or the obligation on Customer to immediately return amounts already refunded by a tax authority. Customer may, however, elect to appoint its own tax agent to file claims for exemptions or refunds in any or all markets, with advance notice to BNY Mellon of such appointment and subject to such terms as separately agreed in writing between Customer and BNY Mellon; and

(iii)       BNY Mellon or the applicable Subcustodian will withhold appropriate amounts, as required by applicable tax laws, with respect to amounts received and is authorized to debit the relevant Account in the amount of a Tax Obligation and to pay such amount to the appropriate taxing authority.Customer’s receipt of the foregoing services is dependent upon its subscription to BNY Mellon’s information reporting system, and Customer will be responsible for enrolling its designated Authorized Persons in such system. Customer acknowledges that BNY Mellon may, at any time, amend the scope of its tax service offering and notice of such changes will be made available to BNY Mellon’s customers through its information reporting system. Such changes may require additional documentation, attestations or declarations to be entered into by Customer in order to continue receiving the relevant tax service in a particular market.

(b)       Customer acknowledges that BNY Mellon is a service provider and not an economic beneficiary of any transaction.

(c)       Customer will be responsible for understanding its Tax Obligations, and will be solely responsible and liable for all Tax Obligations with respect to any Assets held on behalf of Customer and any transaction related thereto.

(d)       Customer will provide BNY Mellon with Tax Information to enable BNY Mellon to comply with BNY Mellon’s obligations under any applicable tax laws or with any tax authority enquiry.

(e)       Customer acknowledges and agrees that none of BNY Mellon nor any BNY Mellon Affiliate is a tax adviser and none of BNY Mellon nor any BNY Mellon Affiliate will, under any circumstances, provide tax advice to Customer. Customer will obtain its own independent tax advice for any tax-related matters or Tax Obligations.

7.2       Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay Customer’s third party service providers, Customer acknowledges that in making such payments BNY Mellon is acting in an administrative capacity, and not as the payor, for tax information reporting and withholding purposes.

8.       CREDITS AND ADVANCES

8.1       Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities, or any foreign exchange transaction effected in connection with this Agreement, prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

8.2       Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder; however, BNY Mellon will have no obligation to advance its own funds.

8.3       Payment

If: (a) BNY Mellon has advanced reasonable and necessary funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) Customer is for any other reason indebted to BNY Mellon, Customer agrees to pay BNY Mellon (on demand or upon becoming aware thereof) the amount of such reasonable and necessary advance, overdraft or indebtedness, plus accrued interest at a reasonable rate not to exceed the rate then charged by BNY Mellon to other Federated Hermes, Inc. sponsored mutual fund custody clients in the relevant currency.

8.4       Securing Payment

In order to secure payment of a Customer’s obligations of payment pursuant to section 8.3 or Section 10.2 (whether or not matured), to BNY Mellon or a BNY Mellon Affiliate under this Agreement, and in addition to any preference, lien or other rights and security interest to which BNY Mellon or such BNY Mellon Affiliate may be entitled under applicable law or any other agreement, each Customer separately and not jointly hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of a Customer’s right, title and interest in and to the Account relating to such Customer and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other financial property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Customer; provided that Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act) of BNY Mellon. Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to Customer, free and clear of all liens, claims and security interests (except for those granted in accordance with this Agreement or as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement; provided, that BNY Mellon will use commercially reasonable efforts to notify the Customer of such insufficiency of Cash and discuss the Securities to be sold in connection with obtaining reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if Customer or the relevant Series is in default.

8.5       Setoff

BNY Mellon has the right to debit any Cash for any amount payable by a Customer in connection with any and all obligations (whether or not matured) of a Customer to BNY Mellon or any BNY Mellon Affiliate, pursuant to this Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when Customer has not honored any of its obligations of payment to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right upon notice to Customer to retain or set-off against such obligations any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Customer and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Customer in any currency. Any such cash or obligation relating to a Customer may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights. BNY Mellon shall endeavor to provide reasonably contemporaneous notice to Customer in the event it exercises the rights contemplated by this Section 8.5. Notwithstanding the foregoing BNY Mellon shall not exercise its rights under this Section 8.5 with respect to any amounts owing to BNY Mellon pursuant to Section 12.1 and that are subject to a good faith dispute. Furthermore and for the avoidance of doubt, BNY Mellon shall have no right to retain or set-off any cash of a Customer against the obligations of another Customer, irrespective of their organization or affiliation as series within the same trust.

8.6       Currency Conversion

BNY Mellon is hereby authorized to effect any necessary currency conversions in order to exercise its rights under this Section 8 at BNY Mellon's own rate of exchange then prevailing.

9.       STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1       Statements

BNY Mellon will make available to Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree from time to time). Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period. For each Business Day, BNY Mellon shall make available to the Customer through Electronic Access a daily report of (i) all deposits to and withdrawals from each Account for such Business Day and the outstanding balance as of the end of such Business Day, and (ii) a report of settled trades of Securities for such Business Day.

9.2       Books and Records

The books and records directly pertaining to the Accounts which are in the possession of BNY Mellon will be the property of Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to Customer with respect to each Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Customer and its authorized representatives, including its auditor, will have the right, at Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures. Upon Customer’s reasonable request, copies of those books and records directly pertaining to the Accounts will be provided by BNY Mellon to Customer or its authorized representative. All such books and records shall be maintained in a form reasonably acceptable to the Customer and shall be reasonably arranged and indexed by BNY Mellon in a manner that permits reasonably prompt location, access and retrieval of any particular record in accordance with BNY Mellon’s record retention policies and procedures. BNY Mellon shall retain files, records or documents created or maintained by BNY Mellon pursuant to this Agreement in accordance with its record retention policy as communicated to the Customer from time to time. To the extent a court order, regulatory action or subpoena is communicated to BNY Mellon by the Customer, BNY Mellon shall preserve and make available to Customer in accordance with its internal legal holds policy the books and records of Customer as requested by Customer in connection with such court order, regulatory action or subpoena. Upon the Customer’s request, but subject to BNY Mellon’s records retention, archival, and similar protocols, BNY Mellon shall at the Customer’s expense, promptly provide to the Customer all books and records of the Customer maintained by BNY Mellon pursuant to this Agreement in the format reasonably specified by the Customer. Notwithstanding the above, if the format specified by the Customer is not a format BNY Mellon utilizes to maintain the books and records, the Customer shall pay the expenses reasonably incurred by BNY Mellon in converting such books and records to the requested format.

9.3       Third Party Data

(a)       Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for Customer), receives different Third Party Data for the same or similar Securities.

(b)       Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)       Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time. BNY Mellon shall promptly notify, by posting to the Data Terms Website, Customer in writing of any new postings or changes to the terms of any conditions previously posted in the Data Terms Website.

10.       DISCLOSURES

10.1       Required Disclosure

(a)       With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)       With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)       In connection with any disclosure contemplated by this Section 10, Customer agrees to supply BNY Mellon with any required information.

10.2       Foreign Exchange Transactions

In connection with this Agreement, Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY Mellon Affiliate acting as a principal or otherwise through customary channels. Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, Customer, a Series, an investment manager or any Account.

10.3       Investment of Cash

In connection with this Agreement, Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, Customer, its investment manager or any Account. BNY Mellon will have no liability under this Agreement for any loss incurred on any such investments. Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into Customer’s selected investment vehicle.

10.4       Audit Reports

At least annually, BNY Mellon shall, upon Customer’s request, provide the Customer with the results of its latest SSAE-18 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition, BNY Mellon shall participate, no more than once every 12 months, in the Customers’ reasonable information security questionnaire process.

11.       REGULATORY MATTERS

11.1       USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from Customer in order to verify Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, Customer will be required to provide BNY Mellon with certain information, including Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify Customer’s identity. Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.

11.2       Sanctions; Anti-Money Laundering

(a)       Throughout the term of this Agreement, Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure and confirm that neither Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by Customer or BNY Mellon of Sanctions.

(b)       Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of Customer’s authorized participants is not a customer or joint customer with BNY Mellon. Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its authorized participants under all applicable Anti-Money Laundering Laws. Without limiting any obligation imposed on Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each authorized participant, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each authorized participant to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)       Customer will promptly provide to BNY Mellon such information as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including an authorized participant, and (iv) Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any authorized participant, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti- money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any authorized participant, Customer will obtain from each such authorized participant, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)       BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform Customer as soon as reasonably practicable.

11.3       Notice of Certain Regulatory Matters.

At the request of the Customer (which request shall be made by the Customer not more than once annually), and provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Customer publicly available information which BNY Mellon makes available to its clients generally regarding any criminal or regulatory investigation of BNY Mellon with respect to a violation by BNY Mellon of federal securities laws, the U.S. Bank Secrecy Act, the USA PATRIOT Act or a failure of BNY Mellon to have sufficient policies or procedures relating to compliance with applicable law (collectively, “Regulatory Matters”). In addition, provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Customer publicly available information regarding any Regulatory Matter which would reasonably be expected to have a material adverse impact on BNY Mellon’s performance of services to the Customer under this Agreement. In each case, the Customer acknowledges and agrees that BNY Mellon’s failure to make any such information available to the Customer shall not be deemed to be a breach of this Agreement.

12.       COMPENSATION

12.1       Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, Customer (or the investment advisor of a Series with regard to that Series) will (a) pay to BNY Mellon the fees set forth in the agreed upon fee schedule (as such fee schedule may be amended as agreed in a written amendment duly executed by each Customer and BNY Mellon from time to time) and (b) reimburse BNY Mellon for any reasonable and necessary out-of- pocket and incidental expenses incurred by BNY Mellon in connection therewith. Reasonable and necessary out-of-pocket expenses incurred by BNY Mellon will be billed to the Customer based upon actual usage of a service or an allocated or derived charge for the use of the service for the benefit of the Customer. Unless otherwise agreed by the Parties, the undisputed portions of such amounts will be payable to BNY Mellon within sixty (60) days of Customer’s receipt of the relevant invoice. The Parties shall use good faith efforts to resolve any disputed portions with respect to such payments and the Customer (or the investment advisor of a Series with regard to that Series) shall pay such disputed amounts promptly upon resolution of the dispute. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue undisputed amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency. The Parties agree that any new fees and/or expenses to be charged to the Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance.

12.2       Other Compensation

(a)       Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

(b)       Where a processing error (or omission) has occurred under this Agreement that results in an unintended gain, provided that Customer is put in the same or equivalent position as it would have been in had such processing error (or omission) not occurred, BNY Mellon shall have a duty to report such gain to the Customer. Where a processing error has occurred under this Agreement that results in a loss, the Customer will be put in the same or equivalent position as it would have been in had such processing error not occurred.

13.       REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1       BNY Mellon

BNY Mellon represents and warrants, which representations and warranties shall be deemed to be continuing, that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair the BNY Mellon 's ability to perform its duties and obligations under this Agreement; and (e) it is in compliance and it is conducting its business in compliance, in all material respects with all applicable laws and regulations, both state and federal, including Anti-Money Laundering Laws, applicable to its provision of services hereunder, it has obtained all regulatory approvals necessary to carry on its business as now conducted, its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of BNY Mellon or any law or regulation applicable to it, and it is qualified to act as a custodian pursuant to Section 17(f) of the 1940 Act. BNY Mellon is a financial institution subject to the USA PATRIOT Act and has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the USA PATRIOT Act and the rules and regulations promulgated thereunder; and neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY Mellon is acting as agent or nominee is an organization, person or entity named on the Office of Foreign Assets Control (OFAC) list maintained by the U.S. Department of Treasury in its individual corporate capacity.

13.2       Customer

(a)       Customer represents and warrants, which representations and warranties shall be deemed to be continuing, that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind Customer to this Agreement including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Agreement and an agreement with its terms.

(b)       Customer represents, warrants and covenants, which representations and warranties shall be deemed to be continuing, that (i) it or the relevant investment manager has determined for the Customer that the custody arrangements of each Depository maintaining “Foreign Assets” (as defined in Rule 17f-5 under the 1940 Act) provide reasonable safeguards against the custody risks associated with maintaining assets with such Depository within the meaning of Rule 17f-7 under the 1940 Act and (ii) it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)       Customer represents and warrants, which representations and warranties shall be deemed to be continuing, that all actions taken, or to be taken, by or on behalf of Customer in connection with establishing, maintaining, operating or terminating Customer (including, any offer, sale or distribution of the shares of, or interest in, Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.       LIABILITY

14.1       Standard of Care

In performing its duties under this Agreement, BNY Mellon will act in good faith and without negligence or willful misconduct and exercise reasonable care and the diligence that a professional custodian would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market (“Standard of Care”).

14.2       Limitation of Liability

(a)       BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).

(b)       Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:

(i)       Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)       BNY Mellon’s reliance on Instructions;

(iii)       BNY Mellon’s receipt or acceptance of fraudulent, forged or invalid Securities (or Securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)       For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(e);

(v)       BNY Mellon receiving or transmitting any data to or from Customer or any Authorized Person via any non-secure method of transmission or communication selected by Customer;

(vi)       Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency;

(vii)       The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or counterparty to the settlement of a transaction or to a foreign exchange transaction, except to the extent arising directly from BNY Mellon’s failure to exercise the Standard of Care in selecting, retaining, and monitoring a Subcustodian that is not a BNY Mellon Affiliate; or

(viii)       Any inability of BNY Mellon, a Subcustodian or any of their respective agents to file claims for exemptions or refunds or otherwise obtain relief from Tax Obligations due to (A) Customer’s failure to provide, or delay in providing, Tax Information to BNY Mellon, (B) any failure of Customer to comply with applicable tax laws, or (C) any failure or refusal of any taxing authority to provide such relief.

(c)       If BNY Mellon is in doubt as to any action it should or should not take, either pursuant to, or in the absence of, Instructions, BNY Mellon may obtain the advice of either reputable counsel of its own choosing or counsel to Customer, and BNY Mellon will not be liable for acting in accordance with such advice, provided that BNY Mellon meets the Standard of Care.

14.3       Force Majeure

BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including acts of God, strikes or other labor disputes, work stoppages, acts of war or terrorism, general civil unrest, governmental or military actions, legal constraint or the interruption, epidemics or pandemics, fires, natural disasters, loss or malfunction of utilities or transportation, communications or computer systems. BNY Mellon will promptly notify Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect. For the avoidance of doubt, the occurrence of any such event will not relieve BNY Mellon of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 17.5

In the event that the Customer reasonably believes that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Customer may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Customer’s expense, contracting with another service provider to provide such services during such period; provided, that the Customer shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Customer reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Customer shall pay for, such services when BNY Mellon resumes providing them, unless the Customer have terminated this Agreement pursuant to the terms of Section 16.2. Notwithstanding anything set forth in this Section 14.3, (a) in no event shall the Customer be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 14.3, and (b) the Customer shall have no responsibility to pay BNY Mellon for services temporarily performed by a third party service provider.

14.4       Indemnification

(a)       Subject to the limitations on liability and responsibility set forth in Section 14.5 of this Agreement with respect to the Customer, the Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon directly arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by a Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. No Customer will have any liability under this Section 14.4 for the obligations of any other Customer hereunder, and any obligations of a Customer under this Section 14.4 with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)       Subject to the limitations on liability and responsibility set forth in Section 14.2 of this Agreement with respect to BNY Mellon, BNY Mellon will indemnify and hold harmless the Customer from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Customer solely to the extent directly arising out of or relating to BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care.

(c)       In order that the indemnification provisions contained in this Section 14.4 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)       BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient, including without limitation cyber-liability insurance coverage deemed by BNY Mellon to be appropriate. BNY Mellon agrees to provide the Customer with certificates of insurance and summaries of its applicable insurance coverage, in a format standard for the insurance industry, and agrees to provide updated summaries monthly or as requested by the Customer.

14.5       Limitation of Customer Liabilities

(a)       The obligations of the Customer hereunder shall be limited in all cases to the assets of such Customer or its Series, as applicable, and BNY Mellon will not seek satisfaction of any such obligations from the officers, trustees, directors, or shareholders of any such Customer or Series. This Agreement is executed on behalf of the Customer by an officer or trustee of such Customer in his or her capacity as an officer or trustee of the Customer and not individually, and the obligations arising out of this Agreement are not binding on any Customer’s trustees, officers, directors or shareholders individually, but are binding only upon the assets or property of the Customer or its applicable Series.

(b)       This Agreement is an agreement entered into between BNY Mellon and the Customer, with respect to each of the Customer’s Series, as applicable. With respect to any obligation of a Customer on behalf of any Series arising out of this Agreement, BNY Mellon will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY Mellon had separately contracted with the Customer by separate written instrument with respect to each Series.

15.       CONFIDENTIALITY

15.1       Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Accordingly, BNY Mellon may: (a) use Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. A receiving Party shall protect confidential information of a disclosing Party at least to the same degree as the receiving Party protects its own confidential information. All confidential information provided by a disclosing Party shall remain the property of such disclosing Party. All confidential information, together with any copies thereof, in whatever form, shall, upon the disclosing Party's written request, be returned to the disclosing Party or destroyed, at the receiving Party's election; provided, that the receiving Party shall be permitted to retain all or any portion of the confidential information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the receiving Party's internal policies and in accordance with its customary practices for backup and storage.

In addition, BNY Mellon may aggregate information regarding Customer and the Accounts on an anonymized basis with other similar client data to the extent reasonably necessary for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes. BNY Mellon and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Customer and BNY Mellon or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Customer; provided that, unless the Customer otherwise consents, Data is combined or aggregated with information relating to (i) other customers of BNY Mellon and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Customer. The Customer agrees that BNY Mellon and/or its Affiliates may use the Data for the development of products and services for the benefit of the Customer and other BNY Mellon clients.

Except as expressly contemplated by this Agreement, nothing in this Section 15.1 shall limit the confidentiality and data-protection obligations of BNY Mellon and its Affiliates under this Agreement and applicable law. BNY Mellon shall cause any Affiliate to which it has disclosed Data pursuant to this Section 15.1 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or its clients, and (iv) provide for secure disposal of Customer Data.

15.2       Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party or a breach of this Agreement; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority.

16.       TERM AND TERMINATION

16.1       Term

The term of this Agreement will commence on the Effective Date and will continue in effect until terminated in accordance with the provisions herein.

16.2       Termination

Each Party may terminate this Agreement with respect to one or more Series by giving to the counter-Party a notice in writing specifying the date of such termination, which will be not less than ninety (90) days after the date of such notice.

16.3       Effect of Termination

Upon termination hereof with respect to any Customer, Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. BNY Mellon will follow such reasonable Instructions as Customer issues concerning the transfer of custody of records, Assets and other items; provided that

(a)       BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (b) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder. The terms of this Agreement (including the terms relating to fees payable to BNY Mellon) will continue to apply from day to day until any transferable Asset is transferred in accordance with this Section, except that no additional Cash or Securities may be deposited with BNY Mellon or any Subcustodian after such date other than with BNY Mellon’s express prior consent, and Customer will have a continuing obligation to provide BNY Mellon as soon as possible with the details of the Person or Persons to whom the remaining Assets are to be transferred. If any Assets remain in any Account after termination, BNY Mellon may shall deliver such Assets to the successor custodian appointed by the board of trustees for such Customer, or if no successor is appointed, upon the receipt of Instructions, deliver such Assets in accordance with such Instructions, or if no successor custodian is appointed and no Instructions are received, deliver such Assets to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection. The transfer will be on such terms as are contained in this Agreement or as BNY Mellon may otherwise reasonably negotiate with the bank or trust company. Any compensation payable to the bank or trust company, and any cost or expense incurred by BNY Mellon, in connection with the transfer shall be invoiced to and paid by the Customer.

16.4       Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations, Warranties and Covenants); Section 14 (Liability); Section 15 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

17.       GENERAL

17.1       Non-Custody Assets

At Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) Customer will have no security entitlement against BNY Mellon with respect to Non- Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

17.2       Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise). For the avoidance of doubt transfer of this Agreement to a successor entity resulting from the merger or reorganization of a Customer shall not constitute an assignment hereunder. Notwithstanding the foregoing, BNY Mellon may, without obtaining the prior written consent of any Customer, assign or transfer this Agreement to any BNY Mellon Affiliate or to any successor to the business of BNY Mellon to which this Agreement relates, provided that (i) BNY Mellon provides at least sixty (60) days’ prior written notice to the Customer of such assignment or transfer, (ii) such assignment or transfer does not impair the provision of services under this Agreement in any material respect in the reasonable discretion of the Customer, (iii) in the reasonable discretion of the Customer, the assignee or transferee has adequate financial strength and other resources, and (iv) the BNY Mellon Affiliate or such successor to the business of BNY Mellon agrees to be bound by all terms of this Agreement. If BNY Mellon assigns this Agreement pursuant to this Section 17.2(a) to a non-BNY Mellon Affiliate without the written consent of the Customer, the Customer shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to the Customer; provided further that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of Customer pursuant to this Section 17.2 will satisfy the requirements for serving as a custodian for registered investment companies. Any purported assignment or transfer by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns. BNY Mellon shall notify the Customer promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon, provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

17.3       Amendment

This Agreement may be amended or modified only in a written agreement signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

17.4       Governing Law/Forum

(a)       The substantive laws of the state of New York (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention, except to the extent such laws are inconsistent with the federal securities laws, including the 1940 Act, in which case such federal securities laws shall govern.

(b)       Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in New York City, New York. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5       Business Continuity/Disaster Recovery

In the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond BNY Mellon's control, BNY Mellon shall take reasonable steps to minimize service interruptions. BNY Mellon shall implement business continuity and disaster recovery plans designed to minimize interruptions of service designed to minimize interruptions of service ensure recovery of systems and applications used to provide the services under this Agreement. BNY Mellon shall make reasonable provision for (i) periodic back-up of the computer files and data with respect to Customer; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable, and provide a high level summary of business continuity test results to Customer upon request. BNY Mellon will remedy any material deficiencies in accordance with BNY Mellon program standards. Upon reasonable advance notice, and at no cost to BNY Mellon, the Customer retains the right to review in a BNY Mellon clean room BNY Mellon’s business continuity, crisis management, disaster recovery, and third-party vendor management processes and programs (including discussions with the relevant subject matter experts and an on-site review of the production facilities used) related to delivery of the services no more frequently than an annual basis provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon premises except as mutually agreed in writing. Upon reasonable request, BNY Mellon also shall discuss with senior management of Customer any business continuity/disaster recovery plan of BNY Mellon and/or provide a high-level presentation summarizing such plan.

17.6       Non-Fiduciary Status

Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of Customer.

17.7       Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

17.8       Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9       No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10       Counterparts

This Agreement may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email with confirmation of delivery and/ or receipt.

17.11       Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12       No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.13       Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.14       Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	FEDERATED HERMES ETF TRUST
By: /s/Nicole Fouron	By: /s/Lori A. Hensler
Name: Nicole Fouron	Name: Lori A. Hensler
Title: Managing Director	Title: Treasurer
Date: November 4, 2022	Date: June 14, 2022

Address for Notice:	Address for Notice:
The Bank of New York Mellon	Federated Hermes ETF Trust
_____________________________	1001 Liberty Avenue
_____________________________	Pittsburgh, Pennsylvania 15222
Attention: ____________________	Attention: Brandon Clark, Director of ETF Business

Pursuant to Section 10.1(a):

[ ] as beneficial owner, Customer OBJECTS to disclosure

[ ] as beneficial owner, Customer DOES NOT OBJECT to disclosure

[ ] BNY Mellon will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM CUSTOMER.

BNY Mellon 40 Act ETF Custody (revised 02.26.20)

APPENDIX I

Trust

Federated Hermes ETF Trust

Investment Companies

Federated Hermes U.S. Strategic Dividend ETF

Federated Hermes MDT Large Cap Core ETF

Federated Hermes MDT Large Cap Growth ETF

Federated Hermes MDT Large Cap Value ETF

Federated Hermes MDT Small Cap Core ETF

Federated Hermes Enhanced Income ETF

September 4, 2024

The Bank of New York Mellon
500 Grant Street
Pittsburgh, PA 15238
ATTN: Mike Kichi

Re: Third-Party Tax Reclaim Service Provider for certain Federated Hermes Funds

Dear Mr. Kichi,

The Federated Hermes Mutual Funds and the Federated Hermes ETFs (collectively, the “Client”) each entered into a Custody Agreement with the Bank of New York (“BNY Mellon”) effective June 7, 2005 and March 1, 2022, respectively, as each has been and may be amended from time to time (collectively, the “Agreement”). One or more accounts have been (or will be in the future) established at BNY Mellon for which BNY Mellon holds assets of the Client (the “Client Account”). Pursuant to the Agreement, BNY Mellon has provided certain Tax Reclaim Services for the Client Account but currently does not offer Tax Reclaim Services in all markets. For purposes of this letter, “Tax Reclaim Services” shall mean the generation, filing, and tracking of claims for tax refunds with the applicable taxing authorities, and the deposit of all or a portion of taxes withheld on dividend and other payments or distributions actually received by BNY Mellon to which the Client Account is entitled by non-U.S. taxing authorities in one or more markets in which the Client Account invests from time to time. In addition, for purposes of this letter, “Tax Reclaims” shall mean claims for tax refunds that have been sought for the benefit of the Client Account.

The Client hereby notifies BNY Mellon of the appointment of WTax USA, Inc. (the “Vendor”), effective as of September 4, 2024 (the “Effective Date”), to provide Tax Reclaim Services in markets where BNY Mellon currently does not offer Tax Reclaim Services on behalf of the Client Account, as more specifically set forth on the attached Appendix A (as the same may be amended from time to time by the parties hereto executing a later-dated Appendix A). The Client hereby acknowledges and represents that the Client, or another responsible person or entity with respect to the Client Account, and not BNY Mellon, shall be responsible for selecting, retaining and monitoring the Vendor and Tax Reclaim Services provided by the Vendor, and BNY Mellon shall have no responsibility or liability in connection therewith. The Client further acknowledges and agrees that nothing contained in this letter shall create any obligation of BNY Mellon to provide any Tax Reclaim Services in any market or jurisdiction where it otherwise does not offer such Tax Reclaim Services.

The Client hereby understands and agrees that BNY Mellon will not be responsible for tracking and/or collecting any successful Tax Reclaims with respect to Tax Reclaim Services provided by the Vendor, which duty and responsibility shall be that of the Vendor. BNY Mellon’s sole responsibility with respect to such Tax Reclaims shall be to credit amounts actually received by BNY Mellon based upon Tax Reclaim Services provided by the Vendor.

The Client hereby further confirms and directs that any person or entity purporting to be authorized to act on behalf of the Vendor shall, for the purposes set forth above, be considered a person or entity authorized to give directions and other information to BNY Mellon pursuant to the Agreement, and any such direction or other information shall be deemed to be an authorized instruction and/or information upon which BNY Mellon may rely without liability for purposes of the Agreement.

This letter shall also constitute a standing direction to BNY Mellon to provide reasonable assistance to the Vendor in light of BNY Mellon’s role as custodian for the Client Account by (i) executing certain documentation required to be executed by BNY Mellon in light of its role as custodian with respect to the Client Account, and (ii) providing credit advices/tax vouchers and related information to the Vendor, in each case as may be reasonably requested in writing by the Vendor. The Client acknowledges and agrees that (i) BNY Mellon shall require reasonable notice to respond to any direction or request from the Vendor; (ii) in no event shall BNY Mellon bear any responsibility or liability related to the Vendor’s or the Client’s failure to provide BNY Mellon with reasonably sufficient time to respond to any such direction or request; and (iii) BNY Mellon shall bear no responsibility or liability related to inquiring into or examining any request received from the Vendor, including without limitation as to the accuracy, completeness, or sufficiency of the materials or assistance requested. With respect to providing reasonable assistance to the Vendor as described herein (including providing documents, data, or credit advices/tax vouchers to the Vendor, filing Tax Reclaims in markets where such reclaims are required to be filed by or through BNY Mellon as directed by the Vendor, and/or taking any action pursuant to other directions of the Vendor), the Client understands and agrees that applicable fees and the reimbursement of expenses, as set forth in the Agreement and/or the relevant fee schedule (as supplemented from time to time) shall apply. The Client agrees to indemnify and hold harmless BNY Mellon in connection with (i) all actions taken by BNY Mellon at the direction of the Vendor, and (ii) any inaction of BNY Mellon in the absence of direction from the Vendor. The client further agrees that for the purposes of this letter, determinations of reasonableness shall be made by BNY Mellon in its sole discretion taking into account the relevant facts and circumstances. If BNY Mellon is presented with a request from the agent that it deems unreasonable, BNY Mellon will engage with client for further clarification.

The above directions shall remain in effect until BNY Mellon is provided with reasonable advance notice in writing of any revisions thereto and BNY Mellon acknowledges and agrees to any such revisions in writing.

This letter shall constitute an amendment to the Agreement.

Sincerely,

By: /s/ Lori A. Hensler

Name: Lori A. Hensler

Title: Assistant Treasurer to the Federated Hermes Funds party to the Agreement

Date: September 4, 2024

ACKNOWLEDGED AND AGREED TO:

THE BANK OF NEW YORK MELLON

By: /s/ Sean Brumble

Name: Sean Brumble

Title: Managing Director

Date: September 19, 2024

APPENDIX A

Dated September 4, 2024*

As of the Effective Date, the Vendor will provide Tax Reclaim Services for the following Client Accounts and Markets (where, as of the Effective Date, BNY Mellon currently does not offer Tax Reclaim Services):

CLIENT ACCOUNT NUMBERS	MARKETS
All, as may be applicable from time to time	Double Tax Treaty in South Korea, Italy and Taiwan

The Client acknowledges and agrees that it bears the sole responsibility for informing BNY Mellon of any changes, additions, or deletions to the above list, which shall be memorialized in an amendment to this Appendix A executed by the Client and BNY Mellon.

*The Client understands and agrees that BNY Mellon does not offer Tax Reclaim Services in the markets covered by this letter, and will have no obligation to provide any Tax Reclaim Services related to the Client Accounts and Markets identified hereunder. In the event this Appendix A is amended to delete one or more Client Accounts and/or Markets, the Client hereby understands and agrees that, as of the effective date of the amended Appendix A, BNY Mellon will not be responsible for tracking and/or collecting any successful Tax Reclaims with respect to Tax Reclaim Services provided by the Vendor prior to the effective date with respect to any Client Account(s) and/or Markets deleted from the list above, which duty and responsibility shall be that of the Vendor. BNY Mellon’s sole responsibility with respect to such Tax Reclaims shall be to credit amounts actually received by BNY Mellon based upon Tax Reclaim Services provided by the Vendor.